Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS THIRD QUARTER AND YEAR-TO-DATE 2010 RESULTS
M & F Worldwide Corp. to Hold Conference Call on November 11, 2010
     New York, NY — November 4, 2010 — M & F Worldwide Corp. (“M & F Worldwide” or the “Company”) (NYSE: MFW) today reported results for the third quarter and nine months ended September 30, 2010. Additionally, M & F Worldwide filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its third quarter 2010 results on November 11, 2010, at 9:00 a.m. (EST). The conference call will be accessible by dialing (800) 230-1096 in the United States and (612) 332-0226 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 174921. The replay will be available from 11:00 a.m. (EST) Thursday, November 11, 2010, through 11:59 p.m. (EST) Thursday, November 25, 2010.
Third Quarter 2010 Highlights
•	Net revenues of $439.9 million, down $10.8 million, or 2.4%, as compared to the third quarter of 2009.
•	Operating income of $73.6 million, down $18.0 million, or 19.7%, as compared to the third quarter of 2009.
•	Net income of $30.2 million, down $6.3 million, or 17.3%, as compared to the third quarter of 2009.
Third Quarter 2010 Performance
Consolidated Results
     Consolidated net revenues decreased by $10.8 million, or 2.4%, to $439.9 million for the third quarter of 2010 from $450.7 million for the third quarter of 2009. The decrease was primarily due to volume declines and decreased revenues per unit at the Harland Clarke segment, partially offset by revenues from Harland Clarke’s 2009 acquisitions of Protocol IMS and SubscriberMail, as well as increased revenues at the Licorice Products, Harland Financial Solutions and Scantron segments.
     Operating income decreased by $18.0 million, or 19.7%, to $73.6 million for the third quarter of 2010 from $91.6 million for the third quarter of 2009. The decrease was primarily due to the volume declines and decreased revenues per unit at the Harland Clarke segment, a $6.6 million increase in selling, general and administrative expenses due in part to acquisitions and investments in growth initiatives at the Harland Clarke and Scantron segments, as well as a $1.7 million increase in non-cash asset impairment charges. These changes were partially offset by labor cost reductions resulting from restructuring activities and increased revenues at the Harland Financial Solutions segment.
     Net income decreased by $6.3 million, or 17.3%, to $30.2 million for the third quarter of 2010 from $36.5 million for the third quarter of 2009. The decrease in net income was primarily due to the $18.0 million ($11.0 million after tax) decline in operating income, partially offset by a $4.9 million ($3.0 million after tax) decrease in net interest expense as compared to the third quarter of 2009.
     Adjusted EBITDA decreased by $15.7 million, or 11.5%, to $121.1 million for the third quarter of 2010 from $136.8 million for the third quarter of 2009. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $15.1 million, or 5.0%, to $289.9 million for the third quarter of 2010 from $305.0 million for the third quarter of 2009. The decrease was primarily due to volume declines in check and related products, the loss of a client and a decrease in revenues per unit, partially offset by revenues from the Protocol IMS and SubscriberMail acquisitions and the addition of new clients. Revenues from new client additions more than offset lost revenues from client losses. Operating income for the Harland Clarke segment decreased by $18.4 million, or 26.5%, to $51.0 million for the third quarter of 2010 from $69.4 million for the third quarter of 2009. The decrease in operating income was primarily due to volume declines, decreased revenues per unit, costs in connection with investments in growth initiatives, a $1.7 million increase in non-cash asset impairment charges primarily related to the abandonment of a development project, and an increase in amortization expense resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009. These changes were partially offset by labor cost reductions and decreases in depreciation and occupancy expenses, primarily resulting from restructuring activities. Operating income for the third quarters of 2010 and 2009 includes restructuring costs of $4.2 million and $3.4 million, respectively.
     Net revenues for the Harland Financial Solutions segment increased by $3.0 million, or 4.4%, to $70.9 million for the third quarter of 2010 from $67.9 million for the third quarter of 2009. Increases in maintenance, outsourced host processing, term license and other license revenues were partially offset by a decrease in hardware sales. Operating income for the Harland Financial Solutions segment increased by $4.3 million, or 45.3%, to $13.8 million for the third quarter of 2010 from $9.5 million for the third quarter of 2009. The increase in operating income was primarily due to the increased revenues, labor cost reductions resulting from restructuring activities, declines in general overhead expenses and a reduction in compensation expense related to an incentive agreement, partially offset by an increase in selling expenses and amortization expense resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009. Operating income for the third quarter of 2010 includes charges of $0.3 million for compensation expense related to an incentive agreement from an acquisition and $0.2 million for restructuring costs. Operating income for the third quarter of 2009 includes charges of $0.8 million for compensation expense related to an incentive agreement from an acquisition and $0.9 million for restructuring costs.
     Net revenues for the Scantron segment increased by $0.4 million, or 0.8%, to $53.3 million for the third quarter of 2010 from $52.9 million for the third quarter of 2009. The increase was primarily due to increased revenues from services for the education market, sales of a newly introduced solution that assists financial institutions with the implementation of recent changes to federal regulations regarding overdraft services provided to financial institution customers, and the acquisition of Spectrum K12 School Solutions in July 2010. These increases were partially offset by declines in hardware, service maintenance and forms revenues. Operating income for the Scantron segment decreased by $3.2 million, or 28.8%, to $7.9 million for the third quarter of 2010 from $11.1 million for the third quarter of 2009. The decrease in operating income was primarily due to volume declines, costs in connection with investments in growth initiatives in 2010 and a $0.6 million increase in restructuring costs, partially offset by labor cost reductions resulting from restructuring activities. Operating income for the third quarter of 2010 includes restructuring costs of $0.6 million.
     Net revenues for the Licorice Products segment increased by $3.4 million, or 13.6%, to $28.4 million for the third quarter of 2010 from $25.0 million for the third quarter of 2009. Sales of licorice extract to the worldwide tobacco industry increased by $2.0 million, primarily due to the timing of shipments during the 2010 period compared to the 2009 period. Certain customers reduced their on-hand inventory of licorice extract in the 2009 period and resumed more normal shipment patterns in the 2010 period. Magnasweet and pure licorice derivative sales increased by $1.0 million primarily due to an increase in shipment volumes to international customers. Sales of licorice extract to non-tobacco customers increased by $0.4 million primarily due to an increase in shipment volumes to confectionery customers partially offset by the unfavorable impact of the U.S. dollar translation of Mafco Worldwide’s Euro denominated sales due to the stronger dollar in the 2010 period versus the 2009 period. Operating income for the Licorice Products segment decreased by $0.8 million, or 10.0%, to $7.2 million for the third quarter of 2010 from $8.0 million for the third quarter of 2009. The decrease in operating income was primarily due to a change in the mix of products sold resulting in lower average revenues per unit, increased raw material costs as a percentage of sales and increased selling, general and administrative expenses.
Year-to-date 2010 Performance
Consolidated Results
     Consolidated net revenues decreased by $18.5 million, or 1.4%, to $1,348.4 million for the nine months ended September 30, 2010 from $1,366.9 million for the nine months ended September 30, 2009. The decrease was primarily due to volume declines at the Harland Clarke and Scantron segments, partially offset by revenues from Harland Clarke’s 2009 acquisitions of Protocol IMS and SubscriberMail, as well as increased revenues at the Licorice Products and Harland Financial Solutions segments.
     Operating income increased by $11.2 million, or 4.9%, to $241.1 million for the nine months ended September 30, 2010 from $229.9 million for the nine months ended September 30, 2009. The increase was primarily due to a $13.8 million decrease in restructuring costs and labor cost reductions resulting from restructuring activities, partially offset by volume declines at the Harland Clarke and Scantron segments, a change in the mix of products sold and increased raw material costs at the Licorice Products segment and a $2.3 million increase in non-cash asset impairment charges.

     Net income decreased by $23.3 million, or 19.9%, to $93.6 million for the nine months ended September 30, 2010 from $116.9 million for the nine months ended September 30, 2009. The decrease in net income was primarily due to a $62.0 million ($38.3 million after tax) gain on early extinguishment of debt related to the purchase of $116.2 million principal amount of Harland Clarke Holdings Corp. Senior Notes in the nine months ended September 30, 2009. The decrease in net income due to this non-recurring gain was partially offset by improvements in net interest expense, which declined $18.0 million ($11.0 million after tax), and operating income, which increased $11.2 million ($6.8 million after tax), as compared to the nine months ended September 30, 2009.
     Adjusted EBITDA decreased by $3.7 million, or 1.0%, to $381.3 million for the nine months ended September 30, 2010 from $385.0 million for the nine months ended September 30, 2009. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $19.5 million, or 2.1%, to $906.9 million for the nine months ended September 30, 2010 from $926.4 million for the nine months ended September 30, 2009. The decrease was primarily due to volume declines in check and related products and the loss of a client, partially offset by revenues from the Protocol IMS and SubscriberMail acquisitions, the addition of new clients, a one-time payment resulting from the loss of a client, and increased revenues per unit. Revenues from new client additions more than offset lost revenues from client losses. Operating income for the Harland Clarke segment increased by $10.3 million, or 6.0%, to $182.9 million in the 2010 period from $172.6 million in the 2009 period. The increase in operating income was primarily due to a $14.3 million decrease in restructuring costs, labor cost reductions and decreases in depreciation and occupancy expenses, primarily resulting from restructuring activities, a one-time payment resulting from the loss of a client, and increased revenues per unit. These changes were partially offset by volume declines, an increase in amortization expense of $4.2 million resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009 and a $2.3 million increase in non-cash asset impairment charges. Operating income for the nine months ended September 30, 2010 and 2009 includes restructuring costs of $7.5 million and $21.8 million, respectively.
     Net revenues for the Harland Financial Solutions segment increased by $3.5 million, or 1.7%, to $210.3 million for the nine months ended September 30, 2010 from $206.8 million for the nine months ended September 30, 2009. Increases in term license, maintenance, and outsourced host processing revenues and early termination fees were partially offset by decreases in other license revenues and hardware sales. Operating income for the Harland Financial Solutions segment increased by $8.5 million, or 30.2%, to $36.6 million in the 2010 period from $28.1 million in the 2009 period. The increase in operating income was primarily due to a $3.5 million decrease in restructuring costs, a decrease in compensation expense related to an incentive agreement from an acquisition, labor costs reductions resulting from restructuring activities, and increased revenues, partially offset by increases in amortization expense resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009, selling expenses, and foreign currency transaction losses. Operating income for the nine months ended September 30, 2010 includes charges of $1.1 million for compensation expense related to an incentive agreement from an acquisition and $0.6 million for restructuring costs. Operating income for the nine months ended September 30, 2009 includes charges of $2.9 million for compensation expense related to an incentive agreement from an acquisition and $4.1 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $4.5 million, or 2.8%, to $153.5 million for the nine months ended September 30, 2010 from $158.0 million for the nine months ended September 30, 2009. The decrease was primarily due to declines in forms, hardware and service maintenance revenues, partially offset by increases in revenues from services for the education market, sales of a newly introduced solution that assists financial institutions with the implementation of recent changes to federal regulations regarding overdraft services provided to financial institution customers, and the acquisition of Spectrum K12 School Solutions in July 2010. Operating income for the Scantron segment decreased by $5.6 million, or 22.8%, to $19.0 million in the 2010 period from $24.6 million in the 2009 period. The decrease in operating income was primarily due to a $4.0 million increase in restructuring costs, volume declines, and costs in connection with investments in growth initiatives in 2010, partially offset by labor cost reductions resulting from restructuring activities and decreases in integration expenses. Operating income for the nine months ended September 30, 2010 and 2009 includes restructuring costs of $7.1 million and $3.1 million, respectively.

     Net revenues for the Licorice Products segment increased by $7.4 million, or 9.7%, to $83.6 million for the nine months ended September 30, 2010 from $76.2 million for the nine months ended September 30, 2009. Magnasweet and pure licorice derivative sales increased by $3.7 million primarily due to an increase in shipment volumes to international customers. Sales of licorice extract to the worldwide tobacco industry increased $2.0 million in the 2010 period compared to the 2009 period. Certain customers reduced their on-hand inventory of licorice extract during the 2009 period and resumed normal shipment patterns in the 2010 period. Sales of licorice extract to non-tobacco customers increased by $1.7 million primarily due to an increase in shipment volumes to confectionery customers, partially offset by the unfavorable impact of the U.S. dollar translation of Mafco Worldwide’s Euro denominated sales due to the stronger dollar in the 2010 period versus the 2009 period. Operating income for the Licorice Products segment decreased by $3.0 million, or 12.3%, to $21.3 million in the 2010 period from $24.3 million in the 2009 period. The decrease in operating income was primarily due to a change in the mix of products sold resulting in lower average revenues per unit, increased raw material costs as a percentage of sales and increased selling, general and administrative expenses.
About M & F Worldwide
     M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, healthcare, commercial and governmental entities. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.
Forward-Looking Statements
     This press release contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) additional government regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used or place limitations on the use of licorice extracts as additives used in manufacturing tobacco products; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (17) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (18) M & F Worldwide’s ability to successfully integrate and manage future acquisitions; (19) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; (20) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations; and (21) weak economic conditions and declines in the financial performance of our businesses that may result in material impairment charges.
     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarterly period ended June 30, 2010 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.
Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;
•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;
•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and
•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.
     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include, but are not limited to, gain on early extinguishment of debt, restructuring costs, intangible asset impairment charges, deferred purchase price compensation related to an acquisition and certain acquisition accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212) 572-5988
- tables to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Product revenues, net	$353.8	$378.7	$1,099.4	$1,143.4
Service revenues, net	86.1	72.0	249.0	223.5

Total net revenues	439.9	450.7	1,348.4	1,366.9
Cost of products sold	210.6	222.3	648.9	682.6
Cost of services provided	46.2	36.3	131.0	114.3

Total cost of revenues	256.8	258.6	779.9	796.9

Gross profit	183.1	192.1	568.5	570.0
Selling, general and administrative expenses	102.6	96.0	309.7	310.9
Asset impairment charges	1.9	0.2	2.5	0.2
Restructuring costs	5.0	4.3	15.2	29.0

Operating income	73.6	91.6	241.1	229.9
Interest income	0.1	0.3	0.7	1.2
Interest expense	(28.1)	(33.2)	(89.5)	(108.0)
Gain on early extinguishment of debt	—	0.5	—	62.0
Other (expense) income, net	(0.1)	(0.1)	(0.3)	0.7

Income before income taxes	45.5	59.1	152.0	185.8
Provision for income taxes	15.3	22.6	58.4	68.9

Net income	$30.2	$36.5	$93.6	$116.9

Earnings per common share
Basic	$1.57	$1.89	$4.84	$6.05

Diluted	$1.55	$1.88	$4.81	$6.02

Weighted average number of shares used in per share calculations:
Basic shares	19.3	19.3	19.3	19.3

Diluted shares	19.5	19.4	19.4	19.3

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenues
Harland Clarke segment	$289.9	$305.0	$906.9	$926.4
Harland Financial Solutions segment	70.9	67.9	210.3	206.8
Scantron segment	53.3	52.9	153.5	158.0
Licorice Products segment	28.4	25.0	83.6	76.2
Eliminations	(2.6)	(0.1)	(5.9)	(0.5)

Total net revenues	$439.9	$450.7	$1,348.4	$1,366.9

Operating income
Harland Clarke segment	$51.0	$69.4	$182.9	$172.6
Harland Financial Solutions segment	13.8	9.5	36.6	28.1
Scantron segment	7.9	11.1	19.0	24.6
Licorice Products segment	7.2	8.0	21.3	24.3
Corporate	(6.3)	(6.4)	(18.7)	(19.7)

Total operating income	$73.6	$91.6	$241.1	$229.9

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$30.2	$36.5	$93.6	$116.9
Interest expense, net	28.0	32.9	88.8	106.8
Provision for income taxes	15.3	22.6	58.4	68.9
Depreciation and amortization	39.2	40.1	119.9	122.1

EBITDA	112.7	132.1	360.7	414.7
Adjustments:
Restructuring costs (a)	5.0	4.3	15.2	29.0
Deferred purchase price compensation (b)	0.5	0.8	1.3	2.9
Asset impairment charges (c)	1.9	—	2.5	—
Gain on early extinguishment of debt (d)	—	(0.5)	—	(62.0)
Impact of acquisition accounting adjustments (e)	1.0	0.1	1.6	0.4

Adjusted EBITDA	$121.1	$136.8	$381.3	$385.0

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses.

(b)	Reflects charges accrued under deferred purchase price agreements required to be recorded as compensation expense resulting from acquisitions.

(c)	Reflects non-cash impairment charges from the write-down of assets.

(d)	Reflects gains from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

(e)	Reflects the non-cash fair value deferred revenue adjustments related to acquisition accounting.